Exhibit 99.2
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D or 13D/A (including amendments thereto) (the “Statement”) with respect to the shares of Common Stock, $0.001 par value per share, of Nova Lifestyle, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement or incorporated by reference, as may be applicable.

Dated:  December 27, 2016

/s/ Steven Qiang Liu
Steven Qiang Liu

ST. JOYAL

By:	/s/ Steven Qiang Liu
	Name:	Steven Qiang Liu
	Title:	Chief Executive Officer